FOR IMMEDIATE RELEASE	CONTACT:
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ir@jetblue.com

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CorporateCommunications@jetblue.com

JETBLUE ANNOUNCES SECOND QUARTER RESULTS

Low-Fare Carrier Achieves 10% Operating Margin for Second Quarter 2007

And Announces Plans to Adjust Growth

New York, (July 24, 2007) – JetBlue Airways Corporation (Nasdaq: JBLU) today reported its results for the second quarter 2007:

•	Operating revenues for the quarter totaled $730 million, representing growth of 19.4% over operating revenues of $612 million in the second quarter of 2006.
•	Operating income for the quarter was $73 million, resulting in a 10.0% operating margin, compared to operating income of $47 million and a 7.7% operating margin in the second quarter of 2006.
•	Pre-tax income for the quarter was $43 million, resulting in a 5.9% pre-tax margin, compared with pre-tax income of $25 million and a 4.1% pre-tax margin in the year-ago period.
•	Net income for the quarter was $21 million, representing earnings of $0.11 per diluted share, compared with second quarter 2006 net income of $14 million, or $0.08 per diluted share.

“We are delighted to report a double-digit operating margin for the second quarter-- especially in light of the soft revenue environment we faced during most of the quarter. I am very proud of the hard work and dedication our crewmembers put forth to achieve these results.” said Dave Barger, JetBlue’s President and CEO.

In addition, JetBlue announced the planned sale of three Airbus A320 aircraft from its fleet later this year and the deferral of 16 EMBRAER 190 aircraft originally scheduled for delivery from 2007 through 2012 to 2013 through 2015.

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JetBlue EMBRAER 190 Modified Firm Aircraft Delivery Schedule (1)

	2007	2008	2009	2010	2011	2012	2013	2014	2015
Previous Firm E190 Orders	10	10	10	10	10	11	11	6	0
Revised Firm E190 Orders	7	6	6	8	8	10	12	12	9
Net Change	(3)	(4)	(4)	(2)	(2)	(1)	1	6	9

(1)	Terms agreed upon in principle, subject to the execution of a definitive agreement

“Slowing capacity growth will allow us to strengthen our balance sheet and facilitate earnings growth,” Barger said. “Our options for the A320 and the E190 aircraft remain unchanged, which preserves our ability to take advantage of market opportunities. We believe our strong brand, high quality product and exceptional crewmembers will allow us to continue to prosper over the long term.”

During the second quarter, JetBlue achieved a completion factor of 98.5% of scheduled flights, compared to 99.8% in 2006. On-time performance, defined by the U.S. Department of Transportation as arrivals within 14 minutes of schedule, was 69.0% in the second quarter compared to 77.9% in the same period in 2006. JetBlue attained a load factor in the second quarter of 2007 of 83.5%, an increase of 1.3 points on a capacity increase of 12.0% over the second quarter of 2006.

For the second quarter, revenue passenger miles increased 13.7% from the second quarter of 2006 to 6.7 billion. Yield per passenger mile was 10.13 cents, up 3.8% compared to 2006. Passenger revenue per available seat mile (PRASM) increased 5.4% year-over-year to 8.46 cents. Available seat miles grew 12.0% to 8.1 billion. Operating expenses for the second quarter were $657 million, up 16.3% from the second quarter of 2006. Operating expense per ASM (CASM) for the second quarter 2007 increased 3.9% year-over-year to 8.14 cents. During the quarter, realized fuel price was $2.00 per gallon, a 2.8% decrease over second quarter 2006 realized fuel price of $2.06 per gallon. Excluding fuel, CASM increased 3.3% year-over-year. Average stage length during the second quarter was 1,135 miles, down 9.4% from a year ago. JetBlue ended the quarter with $772 million in cash and investment securities.

John Harvey, JetBlue’s Executive Vice President and CFO, commented: “I am very pleased with our solid cost performance this quarter, and we will continue to focus on efficiency improvements and cost control going forward. Our ability to deliver the JetBlue Experience to our customers with a low cost structure differentiates JetBlue from the rest of the industry.”

Looking ahead, for the third quarter of 2007, JetBlue expects to report an operating margin between six and eight percent based on an assumed aircraft fuel cost per gallon of $2.18, net of hedges. Pre-tax margin for the quarter is expected to be between one and three percent. CASM is expected to increase between eight and ten percent over the year-ago period. Excluding fuel, CASM in the third quarter is expected to increase between eight and ten percent year over year.

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Capacity is expected to increase between 10 and 12 percent in the third quarter and stage length is expected to decrease roughly two percent over the same period last year.

For the full year 2007, JetBlue expects to report an operating margin between five and seven percent based on an assumed aircraft fuel cost per gallon of $2.07, net of hedges. Pre-tax margin for the full year is expected to be between one and three percent. CASM for the full year is expected to increase between seven and nine percent over full year 2006. Excluding fuel, CASM in 2007 is expected to increase between six and eight percent year over year. Capacity for the full year 2007 is expected to increase between 10 and 12 percent over 2006 and stage length is expected to decrease roughly five percent over full year 2006.

JetBlue will conduct a conference call to discuss its quarterly earnings today, July 24, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

New York-based JetBlue Airways has created a new airline category based on value, service and style. Known for its award-winning service and free TV as much as its low fares, JetBlue is now pleased to offer customers the most legroom throughout coach (based on average fleet-wide seat pitch for U.S. airlines). JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 54 cities with up to 575 daily flights. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583) or visit www.jetblue.com.

JetBlue’s 36 channels of DIRECTV(r) service is not available on flights outside the continental United States; however, where applicable, FOX InFlight(tm) is offered complimentary on these routes. FOX InFlight(tm) is a trademark of Twentieth Century Fox Film Corporation. JetBlue’s in-flight entertainment is powered by LiveTV, a wholly owned subsidiary of JetBlue.

This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2006 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Percent		Six Months Ended June 30,		Percent
	2007	2006	Change		2007	2006	Change
OPERATING REVENUES
Passenger	$683	$579	18.0		$1,247	$1,042	19.7
Other	47	33	44.9		91	60	52.7
Total operating revenues	730	612	19.4		1,338	1,102	21.4

OPERATING EXPENSES
Salaries, wages and benefits	158	134	18.1		322	266	20.9
Aircraft fuel	226	192	17.5		416	352	18.1
Landing fees and other rents	47	37	26.4		92	75	22.4
Depreciation and amortization	43	37	13.7		85	71	19.0
Aircraft rent	30	25	24.5		60	47	28.9
Sales and marketing	31	30	1.7		60	50	19.0
Maintenance materials and repairs	27	23	20.2		53	44	21.0
Other operating expenses	95	87	9.5		190	175	9.0
Total operating expenses	657	565	16.3		1,278	1,080	18.3

OPERATING INCOME	73	47	56.6		60	22	178.7

Operating margin	10.0%	7.7%	2.3	pts.	4.5%	2.0%	2.5	pts.

OTHER INCOME (EXPENSE)
Interest expense	(56)	(42)	33.3		(108)	(79)	35.7
Capitalized interest	11	7	50.0		19	12	52.2
Interest income and other	15	13	14.3		27	23	18.2
Total other income (expense)	(30)	(22)	39.7		(62)	(44)	40.5

INCOME (LOSS) BEFORE INCOME TAXES	43	25			(2)	(22)

Pre-tax margin	5.9%	4.1%	1.8	pts.	(0.1)%	(2.0)%	1.9	pts.

Income tax expense (benefit)	22	11			(1)	(4)

NET INCOME (LOSS)	$21	$14			$(1)	$(18)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.12	$0.08			$—	$(0.10)

Diluted	$0.11	$0.08			$—	$(0.10)

Weighted average shares outstanding (thousands):
Basic	179,514	174,772			178,862	174,013
Diluted	198,585	180,841			178,862	174,013

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended June 30,		Percent		Six Months Ended June 30,		Percent
	2007	2006	Change		2007	2006	Change

Revenue passengers (thousands)	5,587	4,525	23.5		10,678	8,860	20.5
Revenue passenger miles (millions)	6,736	5,924	13.7		12,678	11,460	10.6
Available seat miles (ASMs) (millions)	8,066	7,202	12.0		15,436	13,779	12.0
Load factor	83.5%	82.2%	1.3	pts.	82.1%	83.2%	(1.1	) pts.
Breakeven load factor (a)	79.6%	79.5%	0.1	pts.	83.5%	85.4%	(1.9	) pts.
Aircraft utilization (hours per day)	13.2	13.0	1.8		12.9	12.9	0.2

Average fare	$122.17	$127.87	(4.5)		$116.74	$117.59	(0.7)
Yield per passenger mile (cents)	10.13	9.77	3.8		9.83	9.09	8.2
Passenger revenue per ASM (cents)	8.46	8.03	5.4		8.08	7.56	6.8
Operating revenue per ASM (cents)	9.05	8.48	6.6		8.67	7.99	8.4
Operating expense per ASM (cents)	8.14	7.83	3.9		8.28	7.84	5.6
Operating expense per ASM, excluding fuel (cents)	5.34	5.17	3.3		5.58	5.28	5.7
Airline operating expense per ASM (cents) (a)	8.07	7.77	3.8		8.21	7.76	5.7

Departures	49,513	37,688	31.4		96,087	72,105	33.3
Average stage length (miles)	1,135	1,253	(9.4)		1,111	1,249	(11.1)
Average number of operating aircraft during period	126.7	102.6	23.5		124.1	99.1	25.3
Average fuel cost per gallon	$2.00	$2.06	(2.8)		$1.95	$1.97	(1.0)
Fuel gallons consumed (millions)	113	93	21.0		214	179	19.3
Percent of sales through jetBlue.com during period	74.0%	79.5%	(5.5	) pts.	75.2%	80.8%	(5.6	) pts.
Full-time equivalent employees at period end (a)					9,421	9,337	0.9
(a)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in millions)

	June 30, 2007	December 31, 2006
Cash, cash equivalents and investment securities	$772	$699
Total assets	5,356	4,843
Total debt	3,005	2,840
Stockholders' equity	993	952

SOURCE: JetBlue Airways Corporation